Exhibit 99.1
FHLBANK TOPEKA ANNOUNCES FOURTH QUARTER 2015 OPERATING RESULTS

February 18, 2016 - FHLBank Topeka (FHLBank) announces its fourth quarter 2015 operating results. FHLBank is reporting net income computed in accordance with U.S. generally accepted accounting principles (GAAP) of $20.7 million and $26.5 million for the three months ended December 31, 2015 and 2014, respectively. For the year ended December 31, 2015 and 2014, FHLBank is reporting net income of $93.4 million and $106.0 million, respectively. Other operating highlights from the quarter are presented below. FHLBank expects to file its Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission (SEC) on or about March 10, 2016.

President’s Comments
“FHLBank Topeka recorded another year of outstanding financial performance,” said Andrew J. Jetter, president and CEO. “The year was marked by a significant increase in advances along with continued growth in mortgage loans. Despite the large increase in Class B Stock outstanding, which was driven by advance growth, strong income over the year allowed us to maintain the 6 percent dividend on Class B Stock while also adding $25 million to retained earnings. The weighted average dividend rate increased from 4.2 percent in 2014 to 5.3 percent in 2015.”

Operating Highlights

•	Total assets increased $7.6 billion, or 20.6 percent, from December 31, 2014 to December 31, 2015, and was primarily due to continued increases in advances;

•
The average balance of advances increased $6.6 billion, or 34.1 percent, from 2014 to 2015. Average advances have increased each quarter since the second quarter of 2014 as our members continue to value the combination of our competitive interest rates and dividends;

•	We paid a 6.0 percent dividend on Class B stock for the current quarter, which equates to a reduction of approximately 27 basis points in the total cost of advances for our members;

▪
Net interest income increased $6.4 million, or 11.1 percent, from the fourth quarter of 2014 to the same quarter of 2015, and increased $14.5 million, or 6.5 percent, for the year ended December 31, 2015 compared to the year ended December 31, 2014. Growth in short-term advances coincided with a shift from longer term bonds to shorter term discount notes and increases in capital, which allowed growth in investment securities. Net interest income was enhanced by the increases in both yields and balances of investment securities and reverse repurchase agreements;

▪
Net interest margin declined for both the three- and twelve-month periods ended December 31, 2015 as compared to the same periods in 2014 and was due primarily to changes in balance sheet composition, particularly asset growth in lower-spread advance products. Additionally, our highest-yielding asset, our mortgage loan portfolio, has declined as a percentage of interest-earning assets and has experienced declining yields due to increased premium amortization, which resulted from higher levels of prepayments;

•
Interest rates increased during the quarter, which resulted in fair value unrealized losses on our trading investment securities, especially our multi-family mortgage-backed securities. At the same time, the increase in interest rates resulted in fair value unrealized gains on many of the derivatives associated with these securities, although to a lesser extent, and thus helped mitigate a portion of these losses. These changes, combined with other market value changes, resulted in a net decline of $12.1 million in net income for the fourth quarter of 2015 compared to the same period in 2014; and

•
Operating expenses increased $4.5 million for the year ended December 31, 2015 compared to the same period in 2014 mostly due to increased investment in personnel and software to meet our increasing technology needs.

GAAP Income
Net interest income, FHLBank’s largest source of income, increased 11.1 percent for the quarter ended December 31, 2015 compared to the quarter ended December 31, 2014, although net income decreased $5.8 million over the same period. As indicated previously, this decrease was driven by fair value fluctuations on multi-family mortgage-backed securities recorded as trading securities and the related economic derivatives. Net interest income also increased by 6.5 percent for the year ended December 31, 2015 compared to the year ended December 31, 2014, despite the $12.6 million decrease in net income over the same period, which has been similarly driven by fair value fluctuations related to economic derivatives and trading securities. The increases in net interest income for the three- and twelve-month periods in 2015 were largely a result of advance growth, which was primarily in our lower-yielding line of credit advances, increases in higher-yielding investments, and a decrease in average funding cost. The increase in higher-yielding investments resulted from increases in advances and related capital, which allowed for growth in investment securities. New counterparty relationships have also provided us with more options for utilizing reverse repurchase agreements for overnight investments during 2015. Return on equity (ROE) declined for the three- and twelve-month periods ended December 31, 2015, as ROE was 3.98 percent for the current quarter compared to 6.07 percent for the prior year quarter, and 4.78 percent for the current year compared to 6.29 percent for the prior year. The decline in net income coupled with the growth in advances and associated capital was dilutive to ROE for both periods.

Adjusted Income and Adjusted Return on Equity (ROE)
FHLBank’s adjusted income, a non-GAAP financial measure, which excludes fair value changes in derivatives and trading securities as well as prepayment fees on terminated advances and realized gains on held-to-maturity securities, increased slightly for the three- and twelve-month periods ended December 31, 2015 compared to the same periods in the prior year. The increase in both periods was due to increased adjusted net interest income, including net interest settlements on derivatives not qualifying for hedge accounting. These increases were mostly offset however by higher compensation and benefits and other operating expenses in the same periods. Comparative adjusted income for the three and twelve months ended December 31, 2015 and 2014 is calculated as follows:

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Calculation of Adjusted Income:	(Amounts in thousands) Unaudited		(Amounts in thousands) Unaudited
Net Income, as reported under GAAP for the period	$20,673	$26,533	$93,360	$106,004
Affordable Housing Program (AHP) assessments	2,298	2,950	10,378	11,783
Income before AHP assessments	22,971	29,483	103,738	117,787
Derivative (gains) losses[1]	(23,261)	2,055	(4,827)	(979)
Trading (gains) losses	38,596	6,268	47,991	28,699
Prepayment fees on terminated advances	(1,086)	(1,220)	(2,410)	(2,151)
Net (gain) loss on sale of held-to-maturity securities	(390)	—	(390)	—
Total excluded items	13,859	7,103	40,364	25,569
Adjusted income (a non-GAAP measure)	$36,830	$36,586	$144,102	$143,356
_________

[1]	Consists of fair value changes on derivatives and hedging activities excluding net interest settlements on derivatives not qualifying for hedge accounting.

Adjusted income is used by management to evaluate the quality of its ongoing earnings. FHLBank management believes that the presentation of income as measured for management purposes enhances the understanding of FHLBank’s performance by highlighting its underlying results and profitability. Since FHLBank is primarily a “hold-to-maturity” investor and does not trade derivatives, management believes that adjusted income and ROE based upon adjusted income (adjusted ROE, a non-GAAP measure) are helpful in understanding its operating results and provide a meaningful period-to-period comparison. By removing volatility created by fair value fluctuations and items such as prepayment fees, FHLBank can compare longer-term trends in earnings that might otherwise be indeterminable.

Although we calculate our non-GAAP financial measures consistently from period to period using appropriate GAAP components, non-GAAP financial measures are not required to be uniformly applied and are not audited. These non-GAAP measures are frequently used by FHLBank’s stakeholders in the evaluation of our performance, but they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

FHLBank uses a comparison of adjusted ROE to the average overnight Federal funds rate as a key measure of effective utilization and management of members’ capital. The decrease in adjusted ROE between the three- and twelve-month comparative periods is mostly a function of increases in average capital as a result of increased advances at lower yields for the current year periods, combined with the increase in operating expenses. Further, an increase to our typical average leverage compared to lower average leverage in 2014 impacted adjusted ROE for the periods presented.

Adjusted ROE spread for the three and twelve months ended December 31, 2015 and 2014 is calculated as follows:

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Calculation of Adjusted ROE Spread:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Average GAAP total capital for the period	$2,060,873	$1,735,560	$1,951,708	$1,686,110
ROE, based upon GAAP net income	3.98%	6.07%	4.78%	6.29%
Adjusted ROE, based upon adjusted income	7.09%	8.36%	7.38%	8.50%
Average overnight Federal funds effective rate	0.16%	0.10%	0.13%	0.09%
Adjusted ROE as a spread to average overnight Federal funds effective rate	6.93%	8.26%	7.25%	8.41%

Housing and Community Development Programs
Each year, FHLBank sets aside 10 percent of its annual earnings to fund the AHP, a special program authorized by the Community Investment Cash Advance (CICA) regulations of the Federal Housing Finance Agency. Through the use of subsidized advances and direct subsidies, AHP helps members provide financing for owner-occupied and rental housing that is affordable to very low-, low- and moderate-income households. In 2015, FHLBank gave nearly $10.5 million in AHP grants for 22 projects that will impact 848 owner-occupied and 419 rental housing units. The complete list of projects selected in 2015 can be found on FHLBank’s website (www.fhlbtopeka.com). The AHP application period for 2016 is March 7 to April 15; all applicants will be notified of their status by October 1, 2016.

In 2015, FHLBank also set aside funds for the Homeownership Set-aside Program (HSP), which provided up to $7,500 for a down payment, closing cost and repair assistance to first-time homebuyers earning at or below 80 percent of the Area Median Income. In 2015, 547 households benefited from the over $4 million disbursed. For 2016, FHLBank has set aside $4.5 million, which will provide up to $5,000 in down payment assistance per homebuyer, for HSP. Funds Reservation requests will be accepted from March 7, 2016 through November 14, 2016. Funds disbursement requests will be accepted through December 5, 2016.

Attached are highlights of FHLBank’s financial position as of December 31, 2015 and 2014 and highlights of the results of operations for the three- and twelve-month periods ended on December 31, 2015 and 2014. FHLBank’s Form 10-K for the year ended December 31, 2015 will be available on the SEC website (www.sec.gov), as well as FHLBank’s website (www.fhlbtopeka.com), as soon as FHLBank files the Form 10-K with the SEC on or about March 10, 2016.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “may,” “is likely,” “could,” “estimate,” “expect,” “will,” “intend,” “probable,” “project,” “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, its members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; changes in economic and market conditions, including conditions in the mortgage, housing and capital markets; changes in the U.S. government’s long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; effects of derivative accounting treatment and other accounting rule requirements; the effects of amortization/accretion; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; volatility of market prices, interest rates and indices and the timing and volume of market activity; changes in FHLBank’s capital structure; membership changes, including changes resulting from member failures or mergers, changes in the principal place of business of members or changes in the Federal Housing Finance Agency regulations on membership standards; our ability to declare dividends or to pay dividends at rates consistent with past practices; soundness of other financial institutions, including FHLBank members, nonmember borrowers, counterparties, and the other FHLBanks; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; and the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	12/31/2015	12/31/2014
Financial Position
Investments[1]	$13,606,080	$9,620,399
Advances	23,580,371	18,302,950
Mortgage loans held for portfolio, net	6,390,708	6,230,172
Total assets	44,435,654	36,853,977
Deposits	759,366	595,775
Consolidated obligations, net[2]	41,689,001	34,440,614
Total liabilities	42,593,902	35,268,710
Total capital stock	1,208,947	974,041
Retained earnings	651,782	627,133
Total capital	1,841,752	1,585,267

Regulatory capital[3]	1,863,468	1,605,361

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Results of Operations
Interest income	$127,425	$109,438	$465,430	$428,301
Interest expense	63,229	51,638	225,750	203,136
Net interest income before loan loss (reversal) provision	64,196	57,800	239,680	225,165
Provision (reversal) for credit losses on mortgage loans	283	117	(1,909)	(1,615)
Net other-than-temporary impairment losses on held-to-maturity securities recognized in earnings	(175)	(77)	(826)	(520)
Net gain (loss) on trading securities	(38,596)	(6,268)	(47,991)	(28,699)
Net gain (loss) on derivatives and hedging activities	8,524	(11,679)	(42,843)	(38,230)
Other income	3,167	2,805	11,571	11,599
Other expenses	13,862	12,981	57,762	53,143
Income before assessments	22,971	29,483	103,738	117,787
AHP assessments	2,298	2,950	10,378	11,783
Net income	20,673	26,533	93,360	106,004

Net interest margin[4]	0.54%	0.60%	0.55%	0.64%
Weighted average dividend rate[5]	5.31%	5.17%	5.26%	4.22%

[1]	Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.

[2]	Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.

[3]
Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.

[4]	Net interest income as a percentage of average earning assets.

[5]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.